EXHIBIT 99.1

JOINT FILER INFORMATION

NAME:	Anthony R. Bobulinski

ADDRESS:	10330 Santa Monica Blvd Los Angeles, CA 90025

Designated Filer:	Global Investment Ventures LLC

Issuer and Ticker Symbol:	FriendFinder Networks Inc. [FFN]

Date of Event Requiring Statement:	September 7, 2011

Relationship to Issuer:	10% Owner

/s/ Anthony R. Bobulinski
Anthony R. Bobulinski, individually

Date:  September 16, 2011